Exhibit 99.1
MRV RECEIVES ADDITIONAL NASDAQ STAFF DETERMINATION LETTER
CHATSWORTH, CA — November 17, 2008 — MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), announced that on November 13, 2008 it received an Additional Staff Determination letter from The Nasdaq Stock Market (“Nasdaq”) stating that MRV is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because it did not file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (the “September 10-Q”) timely and that such noncompliance serves as an additional basis for delisting MRV’s common stock from Nasdaq.
As previously announced, on August 14, 2008, MRV received a Nasdaq Staff Determination letter stating that the Company was not in compliance with Nasdaq’s listing requirements because it did not file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (the “June 10-Q”) by the required deadline. In response to the August 14, 2008 Nasdaq-staff determination letter, MRV initiated an appeal process by requesting a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”), which hearing was held on October 16, 2008. At the hearing, MRV requested that its common stock continue to be listed on Nasdaq pending completion of the review by a special committee of MRV’s Board of Directors into MRV’s past stock options practices and other unrelated accounting issues and the likely restatement of the Company’s financial statements.
The Panel issued a decision on November 10, 2008, granting MRV an extension of time to February 10, 2009 to file its June 10-Q and indicating that such extension represents, pursuant to Nasdaq Marketplace Rule 4802(b), the full extent of the Panel’s authority to grant an exception with respect to the June 10-Q. MRV may seek an additional extension of time in the event the Company is not able to meet the February 10, 2009 deadline, but there can be no assurance an additional extension, if requested, will be granted.
Pursuant to Nasdaq Marketplace Rule 4804(c), MRV plans to present its views to the Panel with respect to the delay in filing the September 10-Q, which is subject of the Additional Staff Determination letter of November 13, 2008, and seek additional time to make the delinquent filing. There can be no assurance that the Panel will grant MRV’s request for continued listing pending the filing of its September 10-Q. Until a decision by the Panel on this extension request, MRV’s common stock will continue to be listed on Nasdaq.
About MRV Communications, Inc. MRV Communications, Inc. (“MRV”) is a leading provider of network equipment and services, and optical components. MRV’s network equipment business provides equipment used by commercial customers, governments and telecommunications service providers, and includes switches, routers, physical layer products and out-of-band management products as well as specialized networking products for aerospace, defense and other applications including voice and cellular communication. MRV markets and sells its products worldwide through a variety of channels, including a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV also has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as internally developed and manufactured products. The company’s optical components business, operating under the Source Photonics brand, includes Source Photonics, Inc. and Fiberxon, Inc., both wholly owned subsidiaries of MRV. Publicly traded since 1992, MRV is listed on the NASDAQ Global Market under the symbol MRVC. For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley Investor Relations
(818) 886-MRVC (6782)	maria@blueshirtgroup.com ir@mrv.com
(415) 217-2631